EXHIBIT 99.1

Pacific Energy Development Announces Production Rate from Third Loomis Well

Three New Loomis Wells Quintuple Net Production Rate of Company

January 15, 2015 – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED) (the “Company”), announced today that its Loomis 2-3H horizontal well recently completed in Weld County, Colorado has tested at an initial production rate of 540 barrels of oil per day (bopd) and 248 thousand cubic feet of gas (mcfgd) (581 barrels of oil equivalent per day (boepd)), from the Niobrara “B” Bench target zone.  The Loomis 2-3H well is the third of three new horizontal wells recently completed by the Company from a single pad.  The Company has an approximately 49.7% net working interest in this well, which came in under budget (below $4 million), reaching a total measured depth of 11,345 feet, with a 6,321 foot total vertical depth and 4,614 foot lateral length, and with 18 frac stages through the Niobrara “B” Bench target zone. On January 13th and 14th the Company announced that its first and second reported wells (the Loomis 2-6H and Loomis 2-1H) had initial production rates of 590 boepd and 681 boepd, respectively.

Commenting on these results, Mr. Frank C. Ingriselli, the Company’s Chairman and Chief Executive Officer, stated:  “We are very pleased with the initial production rates from our three new Loomis wells. When we provided our shareholders with an operational update in early November, we indicated that our goal was to double the Company’s net production from these new wells. We have now announced that we have significantly exceeded that expectation with a 5x increase in net production based on these new wells’ initial production rates. These wells not only validate our improved completion techniques, but also our ability to deliver on lower drilling and completion costs than budgeted. Together, these results confirm what we believe to be the significant value and potential of our acreage in the D-J Basin, a shale play that many independent experts view as having among the best rates of return in the current low oil price environment.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal asset is its D-J Basin Asset located in the DJ Basin in Colorado. The Company has also previously announced its entry into an agreement to acquire an indirect 5% interest in a company which will hold a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan. Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its subsequent Quarterly Reports on Form 10-Q. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Contacts
Pacific Energy Development
Bonnie Tang
1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:
Stonegate, Inc.
Casey Stegman
1-214-987-4121
casey@stonegateinc.com